Exhibit 99.1

For Immediate Release

Updated Chordoma Data from Phase 1 Study of GI-6301 Presented at 2014 Connective Tissue Oncology Society (CTOS) Annual Meeting

Berlin, Germany, Oct. 17, 2014 – GlobeImmune, Inc., today announced that updated results from eleven chordoma patients in the GI-6301 Phase 1 trial were presented at the 2014 CTOS Annual Meeting in Berlin, Germany. Christopher R. Heery, M.D., Head, Clinical Trials Group, Laboratory of Tumor Immunology and Biology at the National Cancer Institute (NCI) presented the data during his talk entitled “NCI Experience Using Yeast-Brachyury Vaccine (GI-6301) in Patients with Advanced Chordoma (Paper 030).”

The GI-6301 Tarmogen® product candidate targets cancers containing the brachyury protein. The NCI is conducting a Phase 1 safety, immunology and early efficacy trial of GI-6301 monotherapy in patients with late-stage cancers known to express the brachyury protein including chordoma. This presentation updates data GlobeImmune previously reported on seven chordoma patients in the trial. Results to date from the eleven chordoma patients in this trial include:

•	GI-6301 has been generally well tolerated, immunogenic, and has shown evidence of clinical activity in both advanced epithelial cancers and chordomas

•	Summary results

•	One confirmed partial response by RECIST that has continued past one year

•	Eight patients with stable disease at day 85 restaging

•	Two of these patients had stable disease at study entry

•	Study status

•	Seven of 11 chordoma patients have left the study due to disease progression

•	Four of 11 chordoma patients remain on treatment with stable disease

•	Three of these four patients had progressive disease at study entry

•	62% of all patients (all tumor types) evaluated to date in this Phase 1 trial had post-administration brachyury-specific T cell immune responses

•	The most common adverse events seen in this trial were mild/moderate injection site reactions

“We believe these initial results with GI-6301 as a single agent provide a rationale for evaluating this product in a randomized Phase 2 study in chordoma,” said Timothy C. Rodell, M.D., Chief Executive Officer at GlobeImmune. “Patients with this disease have very few options, and GI-6301 may offer a new strategy for treating this disease.”

“Aggressive surgery and radiation are the mainstays of treatment for this cancer,” said Josh Sommer, Executive Director of the Chordoma Foundation. “Unfortunately, this disease frequently returns and patients are subjected to multiple follow-on surgeries and radiation treatments. Promising new systemic agents to treat chordoma, like GI-6301 has the potential to be, are critically needed.”

About Chordoma

Chordoma is a rare bone cancer of the skull base and spine that is aggressive, locally invasive, and has a poor prognosis. In the United States, there are approximately 300 new U.S. cases annually. We estimate the incidence in the European Union is similar to the U.S., resulting in approximately 400 new EU cases annually. With an average overall survival of approximately 7-9 years, the prevalence of chordoma is approximately 2,400 in the US and 3,600 in EU. There are no approved systemic therapies to treat chordoma.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In May 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In October 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

The anticipated presentation will contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the potential for the Company’s product candidates to target chordoma, potential Tarmogen product side effect profiles, the Company’ ability, along with its collaborators, to successfully complete clinical trials, timing and eventual prospects for approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Registration Statement on Form S-1 (Registration No. 333-194606) declared effective on July 1, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT:

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS:

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT:

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com